UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 29, 2008
SALTON, INC.
(Exact name of Registrant as specified in its charter)
Commission File Number: 0-19557

Delaware	36-3777824

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3633 Flamingo Road, Miramar, Florida	33027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 883-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 29, 2008, Salton, Inc. entered into a First Amendment (the “Amendment”) to the Term Loan Agreement dated as of December 28, 2007 (the “Second Lien Credit Agreement”) by and among the financial institutions named therein as lenders, Harbinger Capital Partners Master Fund I, Ltd., as administrative agent and collateral agent, Salton and each of Salton’s subsidiaries identified on the signature pages thereof as borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as guarantors. Among other things, the Amendment:
•	provided for the payment of interest by automatically having the outstanding principal amount increase by an amount equal to the interest due (the “PIK Option”) from January 31, 2008 through March 31, 2009;

•	provided Salton the option, after March 31, 2009, to pay the interest due on such loan either (i) in cash or (ii) by the PIK Option;

•	increased the applicable borrowing margins by 150 basis points (the “Margin Increase”) as consideration for the right to have the PIK Option;

•	eliminated the obligation of Salton and it’s subsidiaries to gross up any withholding tax payments in respect of the Margin Increase;

•	increased the outstanding loan amount by $15 million from $110 million to $125 million to fund general corporate purposes; and

•	provided Salton and it’s subsidiaries a delayed draw option to draw down up to an additional $15 million in the next 24 months in installments of at least $5 million to fund general corporate purposes.
     Harbinger Capital Partners Master Fund I, Ltd. and its affiliates beneficially own approximately 92% of the outstanding shares of Salton common stock and all of the outstanding shares of Salton’s Series D Nonconvertible (Non-Voting) Preferred Stock.
     The foregoing is only a summary of certain terms of the Amendment, a copy of which is attached as Exhibit 10.1 to this report and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     A copy of the Amendment to is attached as Exhibit 10.1 to this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2008	Salton, Inc.
	By:	/s/ Terry Polistina
Terry Polistina
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	First Amendment to the Term Loan Agreement dated as of December 28, 2007 by and among the financial institutions named therein as lenders, Harbinger Capital Partners Master Fund I, Ltd., as administrative agent and collateral agent, Salton, Inc. and each of Salton’s subsidiaries identified on the signature pages thereof as borrowers, dated April 29, 2008